AGREEMENT

Made as of this 10th day of December, 2003, by and among VANGUARD WELLINGTON FUND, VANGUARD WINDSOR FUNDS, VANGUARD WORLD FUNDS, VANGUARD EXPLORER FUND, VANGUARD MORGAN GROWTH FUND, VANGUARD WELLESLEY INCOME FUND, VANGUARD FIXED INCOME SECURITIES FUNDS, VANGUARD MONEY MARKET FUND, VANGUARD MUNICIPAL BOND FUNDS, VANGUARD STAR FUND, VANGUARD CHESTER FUNDS, VANGUARD INDEX FUNDS, VANGUARD TRUSTEES EQUITY FUNDS, VANGUARD SPECIALIZED FUNDS, VANGUARD CALIFORNIA TAX-FREE FUNDS, VANGUARD NEW YORK TAX-FREE FUNDS, VANGUARD PENNSYLVANIA TAX-FREE FUND, VANGUARD OHIO TAX-FREE FUNDS, VANGUARD FLORIDA TAX-FREE FUNDS, VANGUARD CONVERTIBLE SECURITIES FUND, VANGUARD QUANTITATIVE FUNDS, VANGUARD BOND INDEX FUNDS, VANGUARD FENWAY FUNDS, VANGUARD NEW JERSEY TAX- FREE FUNDS, VANGUARD ADMIRAL FUNDS, VANGUARD MALVERN FUNDS, VANGUARD VARIABLE INSURANCE FUNDS, VANGUARD BALANCED INDEX FUND, VANGUARD INSTITUTIONAL INDEX FUND, VANGUARD INTERNATIONAL EQUITY INDEX FUNDS, VANGUARD TAX-MANAGED FUNDS, VANGUARD WHITEHALL FUNDS, VANGUARD TREASURY FUND, VANGUARD HORIZON FUNDS, AND VANGUARD MASSACHUSETTS TAX- EXEMPT FUNDS (hereinafter collectively referred to as the "Funds"), and THE VANGUARD GROUP, INC., VANGUARD ADVISERS, INC., AND VANGUARD MARKETING CORPORATION (hereinafter collectively referred to as "Vanguard").

THIS AGREEMENT is entered into under the following circumstances:, WHEREAS, Section 17(g) of the Investment Company Act of 1940 ("the Act") provides that the Securities and Exchange Commission ("SEC") is authorized to require that the officers and employees of registered management investment companies who, either singly or jointly with others, may have access to the Funds' assets, be bonded against larceny and embezzlement, and the SEC has promulgated such rules and regulations ("Rule 17g-1"); and

WHEREAS, the Funds and Vanguard are named as joint insureds under the terms of a bond or policy of insurance with total coverage of $400,000,000 which insures against larceny and embezzlement by officers and employees (the "Joint Insured Bond"); and

WHEREAS, a majority of the Board of Trustees of the Funds (the "Board"), who are not "interested persons" as defined by Section 2(a)(19) of the Act, have given due consideration to all factors relevant to the form, amount and apportionment of recoveries and premium on the Joint Insured Bond, and the Board has approved the term and amount of the Joint Insured Bond, the portion of the premium payable by each party, and the manner in which recovery on the Joint Insured Bond, if any, shall be shared by and among the parties as set forth below in this Agreement; and

WHEREAS, the Funds and Vanguard now desire to enter into this Agreement as required by Rule 17g-l (f) of the Act to establish the manner in which recovery on the Joint Insured Bond, if any, shall be shared.

NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties as follows:

1. ALLOCATION OF PREMIUMS

The annual premium shall be allocated among the Vanguard Funds, based on relative net assets, in accordance with a Board-approved methodology, and expensed monthly over the term of the Joint Insured Bond.

2. ALLOCATION OF RECOVERIES

A. In the event of a separate loss or losses under the Joint Insured Bond, the party suffering a loss or losses shall be entitled to be indemnified up to the full amount of the Joint Insured Bond.

B. If more than one party is damaged in a single loss or occurrence for which recovery is received under the Joint Insured Bond, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate to full indemnify each party sustaining a loss.

C. If the recovery is inadequate to fully indemnify each party sustaining a loss, the recovery shall be allocated among the parties as follows:

(i) Each party sustaining a loss shall be allocated an amount equal to the lesser of its actual loss or at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage as set forth in Exhibit A as attached.

(ii) The remaining portion of the recovery shall be allocated to each party sustaining a loss not fully indemnified by the allocation under subparagraph (i) above, in ratio of the premium paid by each such party to the premium paid by all parties.

3. BOND COVERAGE REQUIRED

Each party has determined the minimum amount of fidelity bond coverage deemed appropriate to be maintained. This amount is set forth in Exhibit A and each Fund represents and warrants to each of the other parties that the minimum amount of coverage required by Rule 17g-l(d)(l) as of November 30,2003, is not more than reflected in Exhibit A. Each Fund further agrees that its minimum coverage shall not be less than the minimum coverage required by Rule 17g- 1 (d)(l).

4. This Agreement shall apply to the present fidelity bond coverage and any renewal or replacement thereof and shall continue until terminated by any party that provides 60 days' written notice to the other parties.

5. Any dispute arising under this Agreement shall be submitted to arbitration under the Rules of the American Arbitration Association and the decision rendered therein shall be final and binding upon the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the date aforesaid.

VANGUARD WELLINGTON FLTND
VANGUARD WINDSOR FLTNDS
VANGUARD WORLD FUNDS
VANGUARD EXPLORER FUND
VANGUARD MORGAN GROWTH FUND
VANGUARD WELLESLEY INCOME FUND
VANGUARD FIXED INCOME SECURITIES FUNDS
VANGUARD MONEY MARKET FUND
VANGUARD MUNICIPAL BOND FUNDS
VANGUARD STAR FUND
VANGUARD INDEX FUNDS
VANGUARD TRUSTEES EQUITY FUNDS
VANGUARD SPECIALIZED FUNDS
VANGUARD CHESTER FLNDS
VANGUARD CALIFORNIA TAX-FREE FLJNDS
VANGUARD NEW YORK TAX-FREE FUNDS
VANGUARD PENNSYLVANIA TAX-FREE FUNDS
VANGUARD CONVERTIBLE SECURITIES FUND
VANGUARD QUANTITATIVE FUNDS
VANGUARD BOND INDEX FUNDS
VANGUARD FENWAY FUNDS
VANGUARD BALANCED INDEX FUND
VANGUARD FLORIDA TAX-FREE FUND

VANGUARD ADMIRAL FLTNDS
VANGUARD NEW JERSEY TAX-FREE FUNDS
VANGUARD MALVERN FUNDS
VANGUARD OHIO TAX-FREE FUNDS
VANGUARD VARIABLE INSURANCE FUNDS
VANGUARD INSTITUTIONAL INDEX FUND
VANGUARD INTERNATIONAL EQUITY INDEX FUNDS
VANGUARD TAX-MANAGED FUNDS

By:	R. Gregory Barton, Secretary

Attest:

Christopher A. Wightman, Assistant Secretary

THE VANGUARD GROUP, INC.

On behalf of itself and its affiliates and subsidiaries

By:

R. Gregory Barton,

Managing Director and Secretary

Attest:

Matthew J. Kogan, Assistant Secretary